Exhibit 10.3

July 9, 2021
VIA EMAIL

Dear Dave:
This letter (the “Agreement”) confirms the agreement between you and Anaplan, Inc. (the “Company”) regarding the terms described below.
1.Resignation Date. If you comply with all of the terms of this Agreement, the Company will continue your employment with the Company until it terminates on September 10, 2021 (the “Resignation Date”); provided however, that you shall cease serving as the Company’s Chief Financial Officer effective on the date that the Company’s new Chief Financial Officer commences employment with the Company (the “New CFO Start Date”) if the New CFO Start Date occurs before the Resignation Date (or on any earlier date upon written communication to you by the Company’s Chief Executive Officer in his sole discretion). During the remainder of your employment with the Company you will continue to be paid your current base salary and you will receive all employee benefits to which you are entitled (except as otherwise expressly provided herein) You understand and agree that your resignation of employment with the Company at any time up to and including the Resignation Date shall not constitute a resignation for “Good Reason” (as that term is defined in the Change in Control and Severance Agreement between you and the Company dated September 9, 2018 (the “CIC and Severance Agreement”)), a copy of which is attached hereto as Exhibit A. For clarity, the Company agrees that, provided you do not resign, breach the terms of this Agreement, or are terminated by the Company for “Cause” (as defined in the CIC and Severance Agreement) before the Resignation Date, you will remain employed with the Company until September 10, 2021 and entitled to be paid your base salary and participate in employee benefits programs in the ordinary course, and, further subject to the terms in Paragraph 4, you will be entitled to the Severance Benefits set forth in Paragraph 4.
You agree that during the remainder of your employment with the Company you will perform your assigned job duties, including but not limited to, your duty to assist the Company as directed by the Company’s Chief Executive Officer with the transition of your responsibilities as the Company’s Chief Financial Officer, in a professional manner, in good faith and to the best of your abilities. You further agree that during the remainder of your employment with the Company, you will not engage in any conduct detrimental to the best interests of the Company and that you will comply with all Company policies and procedures and all agreements between you and the Company. You agree that upon the commencement of employment of the

Company’s new Chief Financial Officer, you shall communicate only with the following Company employees regarding any Company-related matters: Frank Calderoni, Marilyn Miller, Gary Spiegel, the Company’s new Chief Financial Officer and other individuals explicitly identified by them.
2.Final Pay. On the Resignation Date, the Company will pay you all previously unpaid but earned salary. You acknowledge that the only rights or benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.
3.Letter of Resignation. You shall submit a letter of resignation in the form attached hereto as Exhibit B (the “Letter of Resignation”), immediately prior to the New CFO Start Date or the date that the Company retains the services of any interim Chief Financial Officer.
4.Severance Benefits. Notwithstanding that you are voluntarily resigning your employment with the Company, and therefore you would not otherwise be entitled to any of the severance benefits set forth in the CIC and Severance Agreement, or any bonus payment, subject to: (i) your compliance with all of your obligations contained herein (including your timely execution and non-revocation of this Agreement), the obligations set forth in the Employment Agreement (the “Employment Agreement”) and the Employee Inventions and Proprietary Information Agreement (the “EIPIA”), which were both signed by you signed on September 9, 2018 and copies of which are attached hereto as Exhibit C and Exhibit D, respectively (all such obligations, the “Obligations”); (ii) you not becoming an employee, advisor or consultant to any entity or other third-party on or before September 11, 2021, without the Company’s prior written consent; (iii) you do not voluntarily resign your employment with the Company for any reason prior to September 10, 2021; and (iv) your timely execution (on or after the Resignation Date) and non-revocation of a release of all claims that will be provided to you by the Company on the Resignation Date, the Company will provide you with: (a) the severance benefits set forth in Section 3.a. of the CIC and Severance Agreement, which will be paid to you in accordance with Section 3.a. and Section 5 of the CIC and Severance Agreement, and (b) a lump sum bonus payment of $131,250, less all applicable withholdings, which will be paid on the first regular payroll date after November 9, 2021. You understand and agree that you shall no longer be entitled to any severance benefits under the CIC and Severance Agreement if you elect to terminate your employment with the Company for Good Reason (as that term is defined in the CIC and Severance Agreement).
5.Company Equity. You were previously granted the following stock options (the “Options”) to purchase shares of the Company’s common stock (“Common Stock”), awards of restricted stock units (the “RSUs”) and awards of performance stock units (the “PSUs”) under the Company’s 2012 Stock Plan and/or the Company’s 2018 Equity Incentive Plan (together, as amended and currently in effect, the “Stock Plans”), pursuant to, as applicable, either a notice of stock option grant and stock option agreement (each such notice and agreement, a “Stock Option Agreement”), a notice of restricted stock unit award and restricted stock unit agreement (each such notice and agreement, a “RSU Agreement”) or the performance stock unit award as previously approved by the Compensation Committee of the Company (each such award, a “PSU Award”):
i.a stock option to purchase 200,000 shares of Common Stock, having a grant date of September 13, 2018, of which 80,259 of shares underlying the option were previously purchased (8,431 of which shares were classified as “incentive stock options” and were early exercised, (i.e., purchased prior to vesting) and 2,100 of such early exercised shares will be unvested as of the Resignation Date and subject to repurchase by the Company as further described in Paragraph 6), of which 69,741 shares underlying the option are currently unexercised and will be vested as of the Resignation Date and of which 50,000 shares are currently unexercised and will be unvested as of the Resignation Date;
ii.a stock option to purchase 47,318 shares of Common Stock, having a grant date of May 22, 2019, no portion of which has been previously exercised, of which 26,616 shares underlying the option will be vested and of which 20,702 shares will be unvested as of the Resignation Date;
iii.a stock option to purchase 58,033 shares of Common Stock, having a grant date of March 9, 2020, no portion of which has been previously exercised, of which 21,762 shares underlying the option will be vested and of which 36,271 shares will be unvested as of the Resignation Date;
iv.an award of 950,000 RSUs, having a grant date of September 14, 2018, some of which previously became vested and of which an additional 118,750 RSUs will become vested on or prior to the Resignation Date, and the remaining 237,500 RSUs will be unvested as of the Resignation Date;
v.an award of 58,623 RSUs, having a grant date of May 22, 2019, some of which previously became vested and of which an additional 7,327 RSUs will become vested on or prior to the Resignation Date, and the remaining 25,648 RSUs will be unvested as of the Resignation Date;
vi.an award of 45,768 RSUs, having a grant date of March 9, 2020, some of which previously became vested and of which an additional 5,721 RSUs will become vested on or prior to the Resignation Date, and the remaining 28,605 RSUs will be unvested as of the Resignation Date;
vii.an award of 32,796 RSUs, having a grant date of February 23, 2021, none of which previously became vested and of which 4,099 RSUs will become vested on or prior to the Resignation Date, and the remaining 28,697 RSUs will be unvested of the Resignation Date; and

viii.an award of 10,932 PSUs, having a grant date of February 23, 2021, all of which will be unvested as of the Resignation Date.
You hereby agree that the all of the outstanding Options, RSUs and PSUs shall continue to be governed by the terms and conditions of the applicable Stock Plan and the applicable Stock Option Agreement, RSU Agreement or PSU Award and, in accordance therewith, all of the outstanding Options, RSUs and PSUs shall cease vesting on the earliest of (a) the date you resign for any reason, (b) you are terminated by the Company for Cause, or (c) the Resignation Date (the earliest such date, the “Vesting Expiration Date”), and that the unvested portions of all outstanding Options, RSUs and PSUs shall be immediately cancelled for no consideration on such earliest date. For the avoidance of doubt, if your continuous service with the Company ends prior to the Resignation Date by you for any reason, or as a result of the termination by the Company for Cause, you will immediately stop vesting in your outstanding awards and the number of vested and unvested shares, RSUs and PSUs subject to such awards shall be determined as of the date your service ends (instead of as of your Resignation Date, as currently reflected in (i) through (vii) above). You further hereby acknowledge and agree that you have no rights to acquire any additional shares of Common Stock of the Company, other than as specifically enumerated in this Paragraph 5.
6.Repurchase of Unvested Early Exercise Shares. You purchased 8,431 shares of common stock of the Company on September 29, 2021 (the “Initial Purchased Shares”) pursuant to the Stock Option Agreement. Upon the Vesting Expiration Date, you hereby agree to sell, and the Company hereby agrees to repurchase any of the Initial Purchased Shares that are unvested and subject to repurchase as of such date at a price per share of $11.86 and following any such repurchase you hereby acknowledge and agree that you shall have no further interest in or rights to any shares repurchased. Without limiting the foregoing, if the Vesting Expiration Date is the Resignation Date, then 2,100 of the Initial Purchased Shares will be subject to repurchase and the Company will repurchase such shares for an aggregate amount of Twenty-Four Thousand Nine Hundred Six Dollars and no cents ($24,906.00).
7.Release of All Claims. In consideration for receiving the severance benefits and bonus payment set forth in Paragraph 4 above, to the fullest extent permitted by law, you waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the California Family Rights Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and all other laws and regulations relating to employment. However, this release covers only those claims that arose prior to the execution of this Agreement and only those claims that may be waived by applicable law. Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement.
8.Effective Date and Revocation. You have up to 21 days after you receive this Agreement to review it. You are advised to consult an attorney of your own choosing (at your own expense) before signing this Agreement. Furthermore, you have up to seven days after you sign this Agreement to revoke it. If you wish to revoke this Agreement after signing it, you may do so by delivering a letter of revocation to me. If you do not revoke this Agreement, the eighth day after the date you sign it will be the “Effective Date.” Because of the seven-day revocation period, no part of this Agreement will become effective or enforceable until the Effective Date.
9.Waiver. You expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:
A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her would have materially affected his or her settlement with the debtor or released party.
10.No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.
11.Other Agreements. At all times in the future, you will remain bound by the terms of the Employment Agreement, the EIPIA, the Alternative Dispute Resolution Agreement that is attached hereto as Exhibit E, the Indemnification Agreement that is attached hereto as Exhibit F, and all other Obligations, whether set forth in any of the agreements set forth in this sentence or otherwise. Except as expressly provided in this Agreement, this Agreement renders null and void all prior agreements between you and the Company and constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.
12.Company Property. You agree that on the Resignation Date (or earlier if requested by the Company) you will return to the Company all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company.
13.Confidentiality of Agreement. You agree that you will not disclose to others the existence or terms of this Agreement, except that you may disclose such information to your spouse, attorney or tax adviser if such individuals agree that they will not disclose to others the existence or terms of this Agreement.

14.Reference Checks. The Company will respond to reference checks for you pursuant to its current policy, that is, it will provide only your dates of employment, position held and compensation level, and you hereby consent to the release of that information. You agree to direct all potential employers that request references for you to contact the Company’s Human Resources Department only. The Company further agrees that any statement, press release or similar message or communication to any third party that it makes, or is made by any officer or board member of the Company, relating to your employment shall contain and be limited to the following: “Dave Morton resigned to pursue other opportunities.” Notwithstanding anything to the contrary herein, the response that the Company’s Human Resources Department shall make to any reference checks from any potential future employers (in accordance with this Paragraph 14) may include the message in the foregoing sentence.
15.Non-Disparagement. You agree that you will never make any negative or disparaging statements (orally or in writing, including on social media) about the Company or its stockholders, directors, officers, employees, products, services or business practices, except as required by law. You agree that any statement or communication that you make to any party, other than your spouse or attorney, regarding your resignation from the Company shall be limited to the following: “I resigned from Anaplan to spend more time with the family.” The Company agrees that its CEO and members of the executive leadership team that are direct reports to the CEO in service on the date this Agreement is executed will not make or publish any disparaging communication about You, except as required by law.
16.Transition Period. In connection with your obligations under this Agreement, you hereby agree that you may not commence any employment, consulting or other service provider or advisor position with any other entity, person or business prior to September 11, 2021. In addition, you further agree that prior to September 11, 2021, you will not accept or announce employment with any entity without the Company’s prior, express written consent.
17.Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.
18.Choice of Law. This Agreement will be construed and interpreted in accordance with the laws of the State of California (other than its choice-of-law provisions).
19.Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.
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Please indicate your agreement with the above terms by signing below.
Very truly yours,
Anaplan, Inc.
By: /s/ FRANK CALDERONI
Frank Calderoni
Chief Executive Officer
I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims. I acknowledge that I have read and understand this Agreement and have had an opportunity to consult with an attorney of my own choosing (at my own expense), and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.
/s/ DAVID MORTON
Signature of David Morton
Dated: 7/12/2021

Attachments
Exhibit A: Change in Control and Severance Agreement
Exhibit B: Letter of Resignation
Exhibit C: Employment Agreement
Exhibit D: Employee Inventions and Proprietary Information Agreement
Exhibit E: Alternative Dispute Resolution Agreement
Exhibit F: Indemnification Agreement

EXHIBIT A

Change in Control and Severance Agreement

EXHIBIT B

Letter of Resignation

[Date]

To the Board of Directors of Anaplan, Inc.:

I hereby resign as Executive Vice President and Chief Financial Officer of Anaplan, Inc. (the “Company”) effective as of [Date].

My resignation is solely for personal reasons and is not for any reason related to the Company or its financial statements.

Very truly yours,

Dave Morton

EXHIBIT C

Employment Agreement

EXHIBIT D

Employee Inventions and Proprietary Information Agreement

(Attached as an Exhibit to Exhibit C)

EXHIBIT E

Alternative Dispute Resolution Agreement

(Attached as an Exhibit to Exhibit C)

EXHIBIT F

Indemnification Agreement

AMENDMENT NO. 1 TO LETTER AGREEMENT
THIS AMENDMENT NO. 1 (the “Amendment”) to that certain Letter Agreement dated July 9, 2021 (the “Letter Agreement”) by and between Anaplan, Inc., a Delaware corporation (the “Company”) and David Morton (“Morton”), is made as of _7/18/2021___________, by and between the Company and Morton.
RECITALS
WHEREAS, the Company and Morton entered into the Letter Agreement to set forth the terms of Morton’s separation from the Company;
WHEREAS, certain sections of the Letter Agreement incorrectly set forth information with respect to the equity granted to Morton; and
WHEREAS, the Company and Morton now desire to clarify and amend these sections of the Letter Agreement;
NOW, THEREFORE, the Company and Morton hereby agree that the Letter Agreement is hereby amended by this Amendment as follows:
20.Section 5(i) of the Letter Agreement is hereby amended and restated as follows:
“a stock option to purchase 200,000 shares of Common Stock, having a grant date of September 14, 2018, of which 80,259 of shares underlying the option were previously purchased (8,431 of which shares were classified as “incentive stock options” and were early exercised, (i.e., purchased prior to vesting) and 2,100 of such early exercised shares will be unvested as of the Resignation Date and subject to repurchase by the Company as further described in Paragraph 6), of which 71,841 shares underlying the option are currently unexercised and will be vested as of the Resignation Date and of which 50,000 shares are currently unexercised and will be unvested as of the Resignation Date;”
21.Section 5(v) of the Letter Agreement is hereby amended and restated as follows:
“an award of 58,623 RSUs, having a grant date of May 22, 2019, some of which previously became vested and of which an additional 7,328 RSUs will become vested on or prior to the Resignation Date, and the remaining 25,648 RSUs will be unvested as of the Resignation Date;”

22.Miscellaneous.
i.Governing Law. This Amendment will be construed and interpreted in accordance with the laws of the State of California (other than its choice-of-law provisions).
ii.Counterparts. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
iii.Severability. If any term of this Amendment is held to be invalid, void or unenforceable, the remainder of this Amendment will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Letter Agreement as of the date first written above.

ANAPLAN, INC.

By:    /s/ FRANK CALDERONI
    Frank Calderoni
    Chief Executive Officer

By:    /s/ DAVE MORTON
    David Morton